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ORTHOFIX INTERNATIONAL N.V.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
RAMIUS ENTERPRISE MASTER FUND LTD
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS

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Ramius Value and Opportunity Master Fund Ltd, an affiliate of Ramius LLC ("Ramius", together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a solicitation statement and an accompanying request form to be used to solicit written requests from shareholders of Orthofix International N.V., a limited liability company organized under the laws of the Netherlands Antilles (the “Company”), to call a special general meeting of the Company for the purpose of seeking to remove and replace certain directors of the Company.

Item 1: On December 3, 2008, Ramius issued the following press release:

Press Release	Source: Ramius LLC

Ramius Sends Letter to Orthofix Shareholders

Believes Company Should Sell Blackstone Medical, Reduce Corporate Overhead, and Repay Debt

Urges Board to Take Immediate Action to Improve Shareholder Value Announces Intention to
Solicit Shareholder Support to Call a Special Meeting of Shareholders for the Purpose of Replacing Up To Four Current Directors

Wednesday December 3, 8:00 am ET

NEW YORK--(BUSINESS WIRE)--Ramius LLC (“Ramius”) today announced that it has sent a letter to the shareholders of Orthofix International N.V. (“Orthofix” or “the Company”)(NASDAQ: OFIX - News), in which it outlined several opportunities that Ramius believes would substantially increase shareholder value and protect the long-term interests of shareholders. Ramius is the beneficial owner of approximately 4.7% of the Company’s outstanding common shares.

In the letter, Ramius urged the Company to immediately engage a strategic advisor to explore a sale or disposition of Blackstone Medical, take prompt action to reduce corporate overhead expenses, and decrease the Company’s heavy debt load. Ramius also expressed its intention to seek shareholder support to call a special meeting for the purpose of making substantial changes to the composition of the Board.

Jeffrey C. Smith, a Partner at Ramius, stated, “Prior to the acquisition of Blackstone, Orthofix was a healthy and debt-free company that had reasonable growth, strong profits and substantial free cash flow. The acquisition of Blackstone has been a failure. At this juncture, we believe it is imperative that the Board of Orthofix take prompt action to sell Blackstone at the highest possible price and reduce corporate overhead expenses. This will allow Orthofix to reduce debt and position the Company for future success.”

Smith added, “Given the Board’s failure to proactively address the Company’s issues and material underperformance, we will also be seeking the support of shareholders to call a special general meeting of shareholders. The purpose of the meeting will be to replace up to four members of the current Board with directors that have the appropriate skills and fortitude to implement changes that will benefit all Orthofix shareholders.”

The full text of the letter follows:

December 3, 2008

TO:	Shareholders of Orthofix International N.V.

CC:	Mr. James F. Gero (Chairman of the Board of Directors)
Mr. Peter J. Hewett (Deputy Chairman of the Board of Directors)
Mr. Jerry C. Benjamin (Director)
Mr. Charles W. Federico (Director)
Dr. Guy J. Jordan, Ph.D. (Director)
Mr. Thomas J. Kester, CPA (Director)
Ms. Maria Sainz (Director)
Dr. Walter P. von Wartburg (Director)
Mr. Kenneth R. Weisshaar (Director)

Mr. Alan Milinazzo (President and Chief Executive Officer, Director)
Mr. Robert Vaters (Executive Vice President and Chief Financial Officer)

Fellow shareholder:

Ramius, together with its affiliates, currently owns 4.7% of the outstanding common stock of Orthofix International N.V. (“Orthofix” or “the Company”), making us one of the largest shareholders of the Company. Over the past several months, we have conducted extensive research on Orthofix, including several meetings and conference calls with Alan Milinazzo, Bob Vaters, and Dan Yarborough. We have also conducted an in-depth review of the broader orthopedics industry to better understand the opportunities and challenges that Orthofix faces.

Based on our findings, we believe there is a tremendous opportunity at Orthofix to substantially increase shareholder value and to protect the long-term interests of shareholders. We believe, as described more fully in this letter, that Orthofix shares could be worth in excess of $25 per share or a 117% increase above the current price, if our suggestions are implemented in an expeditious manner. The core businesses at Orthofix, including Orthofix Domestic, Orthofix International, and Breg, continue to perform well, generating reasonable growth, solid earnings, and strong free cash flow. However, Orthofix faces several major challenges, primarily resulting from the acquisition of Blackstone Medical (“Blackstone”) in August 2006 for $333 million. Despite heavy investments of capital and resources into Blackstone, operating performance has declined precipitously to a level where Blackstone now generates material operating losses and negative free cash flow. In our opinion, the acquisition was a failure from the outset. We believe management and the Board of Directors failed to address critical risk factors during due diligence, failed to implement and execute a viable operating plan, and, in light of the recent restructuring announcement, have once again failed to take sufficient action. Worse yet, the acquisition of Blackstone saddled Orthofix with a heavy debt load which has now put the Company in a precarious position. The recently announced, costly amendment to the term loan only provides some covenant leniency for the short-term. The covenants tighten quickly in late 2009, requiring significant improvement in EBITDA or substantial reductions in total debt. Therefore, prompt action must be taken now to protect all shareholders and ensure a bright future for Orthofix.

At this juncture, we believe it is incumbent upon the Board of Directors of Orthofix to immediately engage a strategic advisor to explore and execute a sale or disposition of Blackstone at the highest possible price. A sale of Blackstone would dramatically improve consolidated earnings and free cash flow, enabling the Company to begin reducing the heavy debt load and ensuring compliance with the stringent financial covenants that the recent bank amendment imposes upon the Company. In addition to executing a sale of Blackstone, we believe the Company must also re-assess corporate overhead expenses which have grown by more than three times since the acquisition of Blackstone.

Given the significant fundamental underperformance of Orthofix, which has led to an 80% decline in the stock price this year and a 71% decline in the stock price since the acquisition of Blackstone Medical on August 10, 2006, we are shocked that the Board of Directors has not taken more proactive measures to address these key issues. Management and the Board of Directors have had ample opportunity over the past two years to remedy the ongoing issues at Blackstone, atone for their mistakes, and take action to address the material underperformance. In our opinion, they have failed time and time again. The current management team and Board of Directors have put the future of Orthofix in jeopardy due to a highly-levered balance sheet and the continued deterioration of Blackstone. At this time, we feel it is appropriate for shareholders to take action to make substantial changes to the composition of the Board of Directors. Fortunately, corporate governance provisions in the Dutch Antilles, the governing body for Orthofix, allow shareholders to make changes to the Board. We intend to ask you for your support in the short term to make these changes by calling a special general meeting of shareholders.

The Problem: Blackstone Medical

“I think really here it’s worth considering that this (Blackstone) is an acquisition that is done for growth.” – Alan Milinazzo, President and CEO (August 7, 2006 Investor Call)

Clearly, the acquisition of Blackstone Medical has not panned out as management had forecasted. At the time of the acquisition, Blackstone was operating at a revenue run rate of $88 million per year and an operating income run rate of $7.6 million per year. Management projected that the Blackstone acquisition, together with the slower-growing spine stimulation business, would generate revenue growth in excess of 25% per year and would continue to improve profitability. In stark contrast to these projections, Blackstone’s last quarter revenue declined 15.3% year-over-year and the last quarter operating loss, adjusted for the goodwill impairment and inventory charges, was a loss of $8.8 million. In comparison to these results, the broader spine industry continues to grow at double-digit rates in spite of a weakening economy, presumably due to the non-elective and fully-reimbursable nature of the procedures. The failures at Blackstone are, in our opinion, entirely Blackstone specific. In fact, as of the last quarter’s results, Orthofix had written down the carrying value of its investment in Blackstone, originally $333 million, by 93% to $23.5 million.

It appears to us that, even from the outset, the Blackstone acquisition was ill-conceived. On the conference call announcing the acquisition of Blackstone on August 7, 2006, management asserted:

“We expect the acquisition to be accretive to non-GAAP cash earnings in 2007. Additionally, we expect it to be accretive to earnings on a GAAP basis, beginning in 2008, and to be substantially accretive to GAAP earnings in subsequent years.”

However, based on our internal analysis shown below, we fail to see how reasonable assumptions at the time of the acquisition would have yielded results in line with management’s expectations for positive earnings contributions in 2008 and beyond. As you can see below, Blackstone would have needed to generate revenue growth of 94% per year just to break even on an earnings basis in 2008. Even if we give management credit for substantial operating margin improvements of 200 basis points per year, revenue growth would still have had to have been over 60% per year. These growth rates are far higher than the three-year historical growth rate of 40% for Blackstone prior to its acquisition by Orthofix. The only possible explanation as to how management could have reached the conclusion that Blackstone would be accretive by 2008 is if the Company had successfully completed a lower-cost financing using equity or convertible notes in order to reduce interest expense. We believe this assumption was highly irresponsible and should never have been approved by the Board.

Revenue Growth / Operating Margin Needed for Blackstone Acquisition to be Breakeven in 2008

	As of Closing	2007	2008
Amortization of Intangible Assets (1)	$9.3	$9.3	$9.3

Beginning Debt	$330.0	$330.0	$300.0
Debt Paydown (2)	$0.0	$(30.0)	$(30.0)
Closing Debt	$330.0	$300.0	$270.0
Interest Rate (3)	7.1%	7.1%	7.1%
Interest Expense	$23.5	$21.4	$19.2

Total Pre-Tax Acquisition Costs	$32.8	$30.7	$28.5

	Run Rate	Constant Op. Margin		Improving Op. Margin		Actual Revenue
	as of Closing	2007	2008	2007	2008	'05-'07	LTM
Revenue	$88.0	$170.5	$330.3	$140.9	$225.7		$110.8
Revenue Growth Needed to Breakeven in 2008		93.7%	93.7%	60.2%	60.2%
Actual Revenue Growth (4)						39.0%	-2.3%

Operating Income	$7.6	$14.7	$28.5	$15.0	$28.5
Operating Margin	8.6%	8.6%	8.6%	10.6%	12.6%

Accretion / Dilution	$(25.2)	$(15.9)	$0.0	$(15.7)	$0.0

(1) estimated as total 2007 amortization of intangibles less 2006 total amortization of intangibles.
(2) Assumption based on projected free cash flow available for debt paydown.
(3) Interest rate on Term Loan disclosed in 2006 10-K.
(4) '05-'07 actual revenue growth is the compounded annual growth rate from 2005 to 2007. 2005 revenue of $60 million per 8/7/06 transcript.

Almost from the start, the acquisition of Blackstone was plagued with problems. Although Blackstone performed well for several quarters following the closing of the transaction, in the middle of 2007 things began to deteriorate. In July 2007, Blackstone received a subpoena issued by the Department of Health and Human Services, Office of the Inspector General (“OIG”), under the authority of the federal healthcare anti-kickback and false claims statutes. A year and a half later, this issue has yet to be resolved and remains a major overhang on the business. Not long after the OIG issue came to light, in the fourth quarter of 2007, the Lyons Brothers, who founded Blackstone and who agreed to remain with the Company after closing, left the Company. This was a surprising development given management’s statement on the August 7, 2006 conference call announcing the transaction:

“Also and importantly all three Lyons Brothers who founded the Company have agreed to stay on with the combined organization.”

The Lyons Brothers departure from the Company initiated a slew of departures from Blackstone, including key internal people in research and development and sales and marketing, as well as several key outside distributors. The Company then began a painful process of restructuring the Blackstone distribution network from one that was historically 100% third-party distributors to a hybrid model including both indirect sales representatives as well as a team of direct sales representatives that were hired at an additional expense of over $5 million per year. Due to the poor performance, these representatives have subsequently been fired or moved to other responsibilities within the Company.

Beginning in late 2007, the operating performance of Blackstone began deteriorating quickly. As you can see in the table below, in spite of heavy investments in working capital and capital expenditures, operating performance has deteriorated almost every quarter since the fourth quarter of 2007. Capital expenditures at Blackstone alone totaled more than $15 million for 2007, representing over 80% of total capital spending for the entire Orthofix business even though it represented less than 25% of total revenues.

Blackstone Revenue and Operating Income

	4Q07(1)	1Q08	2Q08	3Q08(2)

Blackstone Revenue	$34.1	$29.5	$28.0	$25.8
Revenue Growth - %	18.1%	11.1%	-9.0%	-15.3%

Operating Income	$(4.0)	$(3.7)	$(7.0)	$(8.8)
Operating Margin - %	-11.8%	-12.5%	-25.0%	-34.1%

(1) Operating income adjusted for $20 million write-down of Blackstone.
(2) Operating income adjusted for $289.5 million write-down of Blackstone and $10.9 million inventory adjustment.

In May 2008, Blackstone took another hit when a key competitor, NuVasive Inc. (NUVA), announced the acquisition of the Osteocel business unit from Osiris Therapeutics Inc. (OSIR). Blackstone is currently the exclusive distributor of Osteocel’s key product, Trinity, a biological spine implant using adult stem cells. The Trinity product has been credited with most of the growth in Blackstone’s biologics business historically. However, the distribution agreement terminates in 2009 and Blackstone will no longer be able to distribute the Trinity product. The Trinity product has been a key differentiator for Blackstone. This major setback could have been avoided had the Company identified this risk factor during the due diligence process and addressed the issue through the creative structuring of an earn-out payment based on the successful renewal of the distribution agreement or a re-negotiation of a longer-term contract with Osiris prior to closing.

In order to address this substantial issue, in August 2008, the Company announced a collaboration agreement with the Musculoskeletal Transplant Foundation (“MTF”) to develop a stem cell-based allograft to compete head-to-head with Trinity. As part of this arrangement, Orthofix agreed to pay $10 million to fund the ongoing product development, yet more money out of shareholders’ pockets. Although management has stated that they expect the MTF product to be available for commercial sales in mid-2009, industry experts are highly skeptical. Even if it is available in mid-2009, the lack of clinical data and physician support for the MTF product will, in our opinion, make it extremely difficult to generate any meaningful sales before 2010.

Clearly acknowledging that Blackstone was headed very quickly in the wrong direction, the Company announced on August 28, 2008 that Brad Mason, President of Breg, was named the new President of Blackstone, replacing Oliver Burckhardt. Additionally, with the latest earnings report, the Company announced several restructuring initiatives for Blackstone. As it was explained on the third quarter earnings call, the restructuring plan centers around two objectives. The first is shifting Blackstone onto an Oracle platform and the second is consolidating the two Blackstone facilities in Massachusetts and New Jersey into one, yet to be constructed, facility in Texas. The expected cash cost of the restructuring is $4.2 million between 2008 and 2009 and is expected to yield savings of $2 million in 2010 and $5 million in 2011 and beyond. These savings compare to the nearly $8.8 million of negative operating income last quarter which equates to negative $35.2 million on an annualized basis.

As the chart below demonstrates, management is once again counting on significant growth to achieve breakeven results at Blackstone. Including the full impact of the announced restructuring initiatives and the savings from firing the direct sales force, we estimate Blackstone would have to grow 35% from the last quarter run rate without increasing operating costs in order to just break even. Remember that the initial objective as outlined by management was a transaction that would be accretive after taking into account interest expense and amortization of purchased intangibles. In order for Blackstone to achieve that hurdle, revenue would have to grow 84%. Let us remind you that Blackstone’s sales were down 15.3% last quarter.

Revenue Growth Needed to Achieve Breakeven / Accretion under Current Restructuring Plan

	Breakeven	Accretive
Last Quarter Operating Income Run Rate (1)	$(35.2)	$(35.2)
Cost Savings from Firing Direct Sales Force	$5.0	$5.0
Cost Savings from Restructuring	$5.0	$5.0
Operating Income Pro Forma for Restructuring	$(25.2)	$(25.2)

Interest Expense		$(26.0)
Amortization of Intangible Assets		$(9.3)
Total Transaction Costs		$(35.3)

Operating Income plus Transaction Costs	$(25.2)	$(60.5)

Additional Gross Profit Required Assuming Flat Operating Costs	$25.2	$60.5
Estimated Gross Margin (2)	70.0%	70.0%
Incremental Revenue Needed to Breakeven	$36.0	$86.4

Last Quarter Revenue Run Rate (1)	$103.2	$103.2
Revenue Level to Achieve Breakeven with Current Restructuring Plan	$139.2	$189.6
Required Revenue Growth	34.9%	83.8%

(1) Run rate calculated as Q308 results multiplied by 4.
(2) Per 11/06/08 conference call where management stated Blackstone gross margin was currently below 70%.

Based on the issues we have highlighted above, we have strong doubts about the Board’s oversight of the Blackstone acquisition from its inception through the most recently announced restructuring initiatives. Management and the Board’s failure to execute at Blackstone have put the entire Company at risk due to the material operating losses at Blackstone and the debt-laden balance sheet.

The Solution: Orthofix Domestic, Orthofix International, and Breg

“In summary, as a result of strong sales performance in these legacy businesses, we have delivered approximately 16% revenue growth on 73% of our total year-to-date revenue.” – Alan Milinazzo, President and CEO (November 6, 2008 Investor Call)

Prior to the acquisition of Blackstone, Orthofix was a healthy and debt-free company focused on a variety of niche markets within orthopedics that allowed the Company to generate reasonable growth, healthy profits, and substantial free cash flow. Although the results at Blackstone have negatively impacted consolidated revenue, earnings, and cash flow, the legacy businesses continue to perform well. As you can see in the table below, Orthofix Domestic, Orthofix International, and Breg combined generated last twelve months revenues of $405.4 million, an increase of 8.3% over the prior year period. We estimate these businesses also generated last twelve months EBITDA of $107.2 million before corporate expenses, representing a 26.4% margin on sales. These are good businesses.

Pre-Corporate Revenue and EBITDA Excluding Blackstone

		2005	2006	2007	LTM

Orthofix Domestic	Revenue	$135.0	$154.7	$166.7	$182.4
	Revenue Growth - %	NA	14.5%	7.8%	12.6%

	EBITDA	$37.5	$39.5	$58.1	$63.2
	EBITDA Margin - %	27.8%	25.5%	34.9%	34.6%

Breg	Revenue	$72.0	$76.2	$83.4	$88.2
	Revenue Growth - %	NA	5.8%	9.4%	7.8%

	EBITDA	$15.9	$14.4	$17.8	$21.0
	EBITDA Margin - %	22.0%	18.9%	21.3%	23.8%

Orthofix International	Revenue	$106.2	$108.4	$124.3	$134.8
	Revenue Growth - %	NA	2.1%	14.6%	12.1%

	EBITDA	$28.7	$22.0	$23.5	$23.0
	EBITDA Margin - %	27.0%	20.3%	18.9%	17.1%

Consolidated	Revenue	$313.3	$339.3	$374.4	$405.4
	Revenue Growth - %	NA	8.3%	10.3%	11.3%

	EBITDA	$82.1	$75.9	$99.4	$107.2
	EBITDA Margin - %	26.2%	22.4%	26.5%	26.4%

(1) Segment revenue excludes inter-company revenues.
(2) Segment D&A is estimated based on 2007 reported segment D&A.

It is also important to note that these legacy businesses require minimal working capital and capital expenditures, therefore enabling them to generate substantial free cash flow. This is best demonstrated by the Company’s ability to have paid down the $110 million of debt used to purchase Breg in 2003 in less than two years.

Based on our industry research, we expect Orthofix Domestic, Orthofix International, and Breg to continue generating solid results with growth in excess of the respective market growth rates. The market leadership positions in spine and long-bone stimulation, fixation, and sports medicine deserve the full attention of management and the Board of Directors, without distraction from Blackstone. These businesses are the future of Orthofix.

Next Steps: Sell Blackstone, Reduce Corporate Overhead, and Pay Down Debt

Before engaging in a lengthy restructuring process that brings additional cost and substantial risk to Orthofix shareholders, we urge the Board to immediately engage a strategic advisor to explore and execute a sale of Blackstone at the highest possible price. Although some would argue that Blackstone is not saleable in its current form, we firmly disagree. Every asset has a price and, even in today’s market, we believe Blackstone could be sold for a value between 0.5x and 1.0x revenues or more. Over the past two years, Blackstone has been heavily investing in inventory and capital spending primarily to build tool sets for use with the core portfolio of metal-based products. Given the installed base of tool sets and substantial inventories, we believe, that at a minimum, an acquirer would be willing to pay for these assets, which we estimate at $50 million or more. In addition to these valuable assets, Blackstone has also been investing in new product development with products set for release in 2009.

Even if values come in below these expectations, we believe it makes sense for Orthofix to sell Blackstone at the highest price it can achieve in today’s market. In order to address the ongoing liability created by the OIG investigation, a sale of Blackstone could be structured as an asset purchase with the OIG liability remaining with Orthofix. Any further fines or penalties ascribed by the OIG would presumably be offset by funds from the $50 million of cash in escrow from when Orthofix acquired Blackstone.

In addition to immediately exploring a sale of Blackstone, management and the Board must also take prompt action to reduce corporate overhead expenses. Corporate overhead was $10.2 million for the twelve-month period preceding the acquisition of Blackstone. For the last twelve months, this number has ballooned to over $20 million, even when excluding certain one-time items. We believe this bloated cost structure has been driven by, among other things, the highly distributed nature of the Company. As it stands today, the executive offices are located in what is arguably some of the most expensive real estate in Boston, a city where the Company has no other business purpose. The legal, finance, and accounting groups are located in North Carolina. The recently appointed President of Blackstone, who is also the President of North America, is located in San Diego while some of the key manufacturing facilities are located in Texas. This highly distributed infrastructure is neither efficient nor cost effective, and should be remedied immediately.

Taking swift action to sell Blackstone and reduce corporate overhead expenses is critical, especially in light of the current market conditions. Given the state of the credit and equity markets, the Company cannot count on its ability to refinance its debt or raise additional capital. The actions we have highlighted above will position Orthofix well to begin the task of reducing the heavy debt load. The recently announced amendment to the term loan covenants provide Orthofix with leniency on the key Total Debt / EBITDA covenant, however, beginning in the third quarter of 2009, this covenant begins to tighten quickly, requiring significant debt reductions or dramatically improved EBITDA. As you can see in the table below, Orthofix must either achieve 2009 EBITDA of $91.7 million versus LTM EBITDA of $81.3 million or reduce debt by $33.6 million, or a combination of the two, in order to remain in compliance with the tightening covenants. For 2010, Orthofix must either achieve EBITDA of $119.2 million or reduce debt by $94.6 million, or a combination of the two, in order to remain in compliance. These hurdles will be challenging to overcome, but with prompt action to sell Blackstone, we believe Orthofix can meet these requirements without raising additional capital. The currently proposed, Board adopted, 17-month restructuring initiative at Blackstone that yields $5 million of total cost savings in 2011 does little to remedy this situation.

Total Debt / EBITDA Covenant Analysis

Current Debt	$297.9
LTM EBITDA	$81.3
LTM Total Debt / EBITDA Ratio	3.66	x

Trigger Date	Metric		EBITDA Required to Meet Covenant	Debt Pay Down To Meet Covenant
06/30/09	4.00	x	$74.5	NM
09/30/09	3.50	x	$85.1	$13.2
12/31/09	3.25	x	$91.7	$33.6
03/31/10	2.85	x	$104.5	$66.1
06/30/10	2.75	x	$108.3	$74.2
Thereafter	2.50	x	$119.2	$94.6

Taking these actions will ensure that Orthofix will remain in compliance with the stringent debt covenants. The proceeds from a sale of Blackstone will likely not be enough to pay down the term loan in its entirety. However, the Blackstone acquisition was clearly a bad mistake. The ongoing losses at Blackstone continue to compound the mistake. Therefore, it is critical to sell the business, use the proceeds to repay a portion of the debt, reduce interest costs, and cut the losses. The ongoing cash flow from the legacy businesses would provide sufficient cash to further reduce debt and meet obligations. Given the highly depressed value of Orthofix stock, it is unacceptable for management and the Board to consider highly dilutive equity or convertible issuances to accelerate debt reductions when other, non-dilutive options are available.

Pro Forma Valuation

Orthofix shareholders would greatly benefit from the implementation of the initiatives we have highlighted above. As you can see in the table below, even using a conservative estimate for the value of Blackstone in a sale, a conservative multiple for the legacy businesses, and only giving credit for half of the potential corporate overhead savings, we believe Orthofix shares would be worth more than $25 per share, a 117% increase from the current price of $11.66.

Valuation Summary	Valuation Matrix
	LTM EBITDA					EBITDA Multiple on Core Businesses
Orthofix Domestic	$63.2					6.0	x	6.5	x	7.0	x	7.5	x	8.0	x
Breg	$21.0		Revenue Multiple on Blackstone Sale	0.0	x	$16.49		$19.19		$21.88		$24.58		$27.27
International	$23.0			0.5	x	$19.93		$22.62		$25.31		$28.01		$30.70
Corporate (1)	$(15.0)			1.0	x	$23.36		$26.05		$28.75		$31.44		$34.14
Total EBITDA (ex-Blackstone)	$92.2			1.5	x	$26.79		$29.48		$32.18		$34.87		$37.57
Low-End of LTM Peer Multiples (2)	7.0	x
Enterprise Value for Core Businesses	$645.2

Blackstone LTM Revenue	$117.4
Revenue Multiple	0.5	x
Value for Blackstone in a Sale	$58.7

Total Enterprise Value	$703.8
Plus: Cash	$27.0
Less: Debt	$(297.9)
Market Capitalization	$432.9
Shares Outstanding	17.10

Pro Forma Stock Price	$25.31

Current Stock Price	$11.66
Expected Return	117.1%

(1) Estimated based on $5 million of cost reductions related to sale of Blackstone.
(2) Peer group includes: CNMD, KNSY, SN, SYK, SYST, TFX, WMGI, SMH.

As we have clearly demonstrated above, there is a substantial opportunity to immediately improve value for shareholders as well as to preserve the long-term financial solvency of Orthofix.

Shareholder Action

Under the rules of the Dutch Antilles, shareholders who hold at least 10% of the voting power may request that the management or the Board convene a special general meeting of shareholders in order to conduct business they believe to be in the best interest of Orthofix shareholders. To that end, we intend to mail to shareholders a solicitation statement and accompanying request card seeking your support to have the Company call a special general meeting of shareholders. If we are successful in our solicitation of written requests to call the special general meeting of shareholders, we expect to present at the special general meeting a proposal to remove up to four members of the current Board of Directors and to replace them with director candidates that have the appropriate skills and fortitude to implement significant changes for the benefit of all Orthofix shareholders.

Even though we are already moving forward with these actions, we welcome an open dialogue with the current Board of Directors. Our sincere hope is that the current Board will take a fresh look at the options we have outlined above and immediately take action. As significant shareholders of Orthofix, our objective is to see the full value of our shares recognized in the marketplace. We will work on behalf of all shareholders to ensure that our interests are represented in the board room.

We thank you for your consideration and would greatly appreciate your support.

Best Regards,
/s/	/s/
Jeffrey C. Smith	Peter A. Feld
Partner	Managing Director
Ramius LLC	Ramius LLC

About Ramius LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Ramius Value and Opportunity Master Fund Ltd (“Value and Opportunity Master Fund”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a solicitation statement and an accompanying request form to be used to solicit written requests from shareholders of Orthofix International N.V., a limited liability company organized under the laws of the Netherlands Antilles (the “Company”), to call a special general meeting of the Company for the purpose of seeking to remove and replace certain directors of the Company.

If successful in their solicitation of written requests to call the special general meeting, the participants intend to file and disseminate a separate proxy statement and proxy card relating to proposals to be voted upon at the special general meeting.

VALUE AND OPPORTUNITY MASTER FUND ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE SOLICITATION STATEMENT AND ANY OTHER SOLICITATION MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH SOLICITATION MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS SOLICITATION WILL PROVIDE COPIES OF THE SOLICITATION STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS SOLICITOR.

The participants in the proxy solicitation are Value and Opportunity Master Fund, Ramius Enterprise Master Fund Ltd (“Enterprise Master Fund”), Ramius Advisors, LLC (“Ramius Advisors”), RCG Starboard Advisors, LLC (“RCG Starboard Advisors”), Ramius LLC (“Ramius”), C4S & Co., L.L.C. (“C4S”), Peter A. Cohen (“Mr. Cohen”), Morgan B. Stark (“Mr. Stark”), Thomas W. Strauss (“Mr. Strauss”) and Jeffrey M. Solomon (“Mr. Solomon”).

As of the date of this filing, Value and Opportunity Master Fund beneficially owns 716,377 shares of Common Stock of the Company. RCG Starboard Advisors, as the investment manager of Value and Opportunity Master Fund, is deemed to be the beneficial owner of the 716,377 shares of Common Stock of the Company owned by Value and Opportunity Master Fund.

As of the date of this filing, Enterprise Master Fund beneficially owns 87,303 shares of Common Stock of the Company. Ramius Advisors, as the investment advisor of Enterprise Master Fund, is deemed to be the beneficial owner of the 87,303 shares of Common Stock of the Company owned by Enterprise Master Fund.

Ramius, as the sole member of each of RCG Starboard Advisors and Ramius Advisors, C4S, as the managing member of Ramius, and Messrs. Cohen, Stark, Strauss and Solomon, as the managing members of C4S, are each deemed to be the beneficial owners of the 716,377 shares of Common Stock of the Company owned by Value and Opportunity Master Fund and the 87,303 shares of Common Stock of the Company owned by Enterprise Master Fund. Messrs. Cohen, Stark, Strauss and Solomon share voting and dispositive power with respect to the shares of Common Stock of the Company owned by Value and Opportunity Master Fund and Enterprise Master Fund by virtue of their shared authority to vote and dispose of such shares of Common Stock.

For the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

Contact:
Media & Shareholders:
Sard Verbinnen & Co.
Dan Gagnier or Renée Soto, 212-687-8080

Source: Ramius LLC